UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2006

CTI INDUSTRIES CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	0-23115	36-2848943
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22160 North Pepper Road, Barrington, IL		60010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(847) 382-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 1.01 - Entry in to a Material Definitive Agreement

On February 1, 2006, Registrant entered into a Loan and Security Agreement (“Loan Agreement”) with Charter One Bank, Chicago, Illinois (the “Bank”), a copy of which is attached and filed herewith, pursuant to which the Bank issued a line of credit to Registrant in the aggregate amount of $12,800,000, consisting of and including a mortgage loan of $2,800,000, a term loan of $3,500,000 and a revolving line of credit providing for maximum advances of $6,500,000. On the date of the Loan Agreement, the Bank advanced a total of $10,421,842 to or for Registrant under the Loan Agreement. Proceeds of the loan were utilized to pay off loan balances of Registrant due to Cole Taylor Bank in the amount of $7,404,796 and to Banco Popular in the amount of $2,944,857.

In connection with the Loan Agreement , Registrant executed and delivered to the Bank, a Revolving Note, Mortgage Note, Mortgage and Term Note each of which are attached filed herewith as Exhibits.

Further in connection with the Loan Agreement, Stephen M. Merrick and John H. Schwan, officers, directors and principal shareholders of Registrant, executed Subordination Agreements and Guaranty Agreements which are attached hereto and filed herewith as Exhibits.

A condition of the Loan Agreement is that Mr. Merrick and Mr. Schwan are required to advance to Registrant the aggregate amount of $1,000,000. Also on February 1, 2006, Registrant, Mr. Merrick and Mr. Schwan each advanced to Registrant the sum of $500,000 in exchange for five year Notes in the principal amount of $500,000 each and five year Warrants to purchase an aggregate of 303,030 shares of common stock of Registrant at the price of $3.30 per share. The warrant purchase price is an amount equal to 110% of the closing price per share of Registrant’s common stock on the date immediately preceding the date of the transaction. Copies of such Notes and Warrants are attached hereto and filed herewith.

Item No. 9.01 - Exhibit

(c) The following exhibit is attached hereto:

Exhibit No.	Exhibit

10.1	Loan and Security Agreement
10.2	Revolving Note
10.3	Mortgage Note
10.4	Term Note
10.5	John H. Schwan Subordination Agreement
10.6	Stephen M. Merrick Subordination Agreement
10.7	John H. Schwan Personal Guaranty
10.8	Stephen M. Merrick Personal Guaranty
10.9	Note to John H. Schwan
10.10	Note to Stephen M. Merrick
10.11	Warrants for John H. Schwan
10.12	Warrants for Stephen M. Merrick
10.13	Mortgage

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Industries Corporation
(Registrant)
Date: February 3, 2005	By:	/s/ Stephen M. Merrick
Stephen M. Merrick Chief Financial Officer